CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 44 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 12, 1999, relating to the financial statements and financial highlights appearing in the August 31, 1999 Annual Report to Shareholders of Colonial Short Duration U.S. Government Fund and Colonial Intermediate U.S. Government Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Boston, Massachusetts
December 22, 1999